Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR OF 2012 AND PROVIDES OPERATIONAL UPDATE

•	Record proved reserves of 1,761 BCFE (293 MMBOE) at year-end 2012, up 40% from 2011; liquids account for 53% of total proved reserves at year-end 2012

•	Drilling finding and development costs decrease to $1.74 per MCFE for 2012; drilling reserve replacement increases to 411% for same period

•

•	Annual production increases 29% to a record 218.9 BCFE (36.5 MMBOE); record quarterly production of 60.7 BCFE exceeds guidance of 57.5 - 60.5 BCFE

•	Fourth quarter GAAP net loss of $67.1 million or $1.02 per diluted share; adjusted net income of $30.4 million, or $0.45 per diluted share

•	Quarterly cash flow from operations (GAAP) of $268.4 million; quarterly EBITDAX of $298.2 million, a 14% sequential increase over third quarter

DENVER, CO February 20, 2013 - SM Energy Company (NYSE: SM) ("SM Energy" or the "Company") reports financial results for the fourth quarter of 2012 and provides an update on the Company's operating activities. In addition, a new presentation for the fourth quarter earnings and operational update has been posted on the Company's website at www.sm-energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern time) on February 21, 2013. Information concerning access to the Company's earnings call can be found below.

MANAGEMENT COMMENTARY

Tony Best, CEO, remarked, "SM Energy had a record-breaking year in 2012 with new highs for proved reserves and annual production, completing the year with record quarterly production. These results were driven by our high rate of return oil and liquid-rich programs in the Eagle Ford shale and Bakken/Three Forks, which are expected to continue to drive our growth in 2013. The quality of our development programs is demonstrated by the significant improvement in our finding and development costs and reserve replacement ratios in 2012. Our New Ventures program, which focuses on finding the next stages of growth for the Company, has captured additional acreage in the Permian Basin and in East Texas that has the potential to add signific ant oily inventory to our portfolio. Our balance sheet and liquidity position remain strong, and we are positioned to execute on our 2013 plan, which I expect will result in another record production year for the Company."

FOURTH QUARTER 2012 RESULTS

SM Energy posted a GAAP net loss for the fourth quarter of 2012 of $(67.1) million, or $(1.02) per diluted share. Adjusted net income for the fourth quarter was $30.4 million, or $0.45 per adjusted diluted share. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded are generally one-time items or are items whose timing and/or amount cannot be reasonably estimated. A summary of the adjustments made to arrive at adjusted net income is presented in the table below:

Reconciliation of Net Loss (GAAP) To Adjusted Net Income (Non-GAAP):
(in thousands, except per share data)
For the Three Months Ended December 31,
2012

Reported Net Loss (GAAP)	$(67,138)
Adjustments, net of tax:(1)
Change in Net Profits Plan liability	(7,249)
Unrealized portion of derivative gain	(2,589)
Gain on divestiture activity	(2,651)
Impairment of proved properties	106,841
Abandonment and impairment of unproved properties	3,164

Adjusted Net Income (Non-GAAP)	$30,378

Adjusted net income per diluted common share	$0.45

Adjusted diluted weighted-average shares outstanding (2)	66,906

(1) For the three-month period ended December 31, 2012, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate adjusted for ordinary permanent differences.

(2) Adjusted net income per adjusted diluted share is calculated by assuming the Company had net income in the period and therefore includes potentially dilutive securities related to unvested restricted stock units, in-the-money outstanding options to purchase the Company’s common stock, contingent Performance Share Units, and contingent Performance Share Awards. On a GAAP reporting basis, these items are not treated as dilutive securities in periods where the Company reports a GAAP loss for the quarter.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") were $298.2 million for the fourth quarter of 2012, a 14% sequential increase from the prior quarter and an increase of 19% from $250.7 million for the same period in 2011.

Adjusted net income and EBITDAX are non-GAAP financial measures - please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

SM Energy's average daily production of 660 MMCFE/d (110 MBOE/d) for the fourth quarter of 2012 was approximately 3% above the midpoint of the Company's guidance range of 625 to 658 MMCFE/d. The production mix for the quarter was 28% oil, 53% gas, and 19% NGLs. Production growth was driven by strong results in the Company's Eagle Ford shale and Bakken/Three Forks programs. Production grew 6% sequentially in the fourth quarter of 2012 over the preceding quarter, and 18% over the fourth quarter of 2011.

Total operating revenues and other income for the fourth quarter of 2012 were $444.3 million, compared to $379.5 million for the same period of 2011. The following table displays, by product type, the average realized price the Company received, as well as the adjusted price received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for the Quarter Ended December 31, 2012
	Before the impact of derivative cash settlements	After the impact of derivative cash settlements
Oil ($/Bbl)	$84.65	$84.76
Gas ($/Mcf)	$3.54	$3.83
Natural gas liquids ($/Bbl)	$35.60	$37.32
Equivalent ($/MCFE)	$7.00	$7.21

The table below presents actual production and per MCFE cost metrics for the fourth quarter of 2012, along with previously issued fourth quarter guidance for 2012:

Production	Actual	4Q12 Guidance

Average daily production (MMCFE/d)	660	625	-	658
Total production (BCFE)	60.7	57.5	-	60.5

Costs
LOE ($/MCFE)	$0.79	$0.82	-	$0.87
Transportation ($/MCFE)	$0.71	$0.69	-	$0.73
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.8%	6.1%

G&A - cash ($/MCFE)	$0.32	$0.40	-	$0.44
G&A - cash related to NPP ($/MCFE)	$0.06	$0.07	-	$0.09
G&A - non-cash ($/MCFE)	$0.09	$0.11	-	$0.13
Total G&A ($/MCFE)	$0.47	$0.58	-	$0.66

DD&A ($/MCFE)	$3.37	$3.20	-	$3.40
Non-cash interest expense ($MM)	$1.1	$1.1

General and administrative expense for the fourth quarter was lower than guided due to performance-based bonus compensation being lower than the target for the year. Net income generation, which is a component of the bonus calculation, was impacted by a proved property impairment of $170.4 million in the fourth quarter. This non-cash charge was driven by downward engineering revisions that resulted in the write-down of Wolfberry assets in its Permian region.

PROVED RESERVES AND COSTS INCURRED

SM Energy's estimate of proved reserves as of December 31, 2012, was 1,760.6 BCFE (293.4 MMBOE), which is an increase of 40% from 1,259.2 BCFE (209.9 MMBOE) at the end of 2011. These reserves are comprised of 92.2 MMBbl of oil, 833.4 Bcf of natural gas, and 62.3 MMBbl of NGLs.

The Company's proved undeveloped reserves percentage increased to 43% of total proved reserves at year-end 2012, compared to 33% at the end of 2011. The Company's proved reserves volume of oil and NGLs increased 56% to 154.5 MMBOE at year-end 2012 which reflects the Company's focus on liquids-rich plays.

The table below reconciles the changes in the Company's proved reserves from year-end 2011 to year-end 2012:

2012 Proved Reserves Roll-forward
(BCFE)
Beginning of year	1,259.2
Price revisions	(72.7)
Performance revisions	(91.9)
Discoveries and extensions	583.7
Infill reserves in an existing proved field	316.5
Purchases of minerals in place	1.6
Sales of reserves	(16.9)
Production	(218.9)
End of year	1,760.6

Percentage liquids	53%
Percentage proved undeveloped	43%

Prices used at year-end to calculate the Company's estimate of proved reserves were $94.71 per barrel of oil, $2.76 per MMBTU of natural gas, and $45.65 per barrel of NGLs, using the trailing 12-month arithmetic average of the first of month price in accordance with SEC requirements. These prices are lower by 2% for oil, 33% for natural gas, and 23% for NGLs than the respective prices used at the end of 2011.

The standardized measure of discounted future net cash flows at December 31, 2012, was $3.0 billion. The before income tax PV-10 value of the Company's estimated proved reserves at December 31, 2012, was $3.8 billion, which was 11% higher than the prior year PV-10 value of

$3.5 billion. Over 80% of SM Energy's estimated proved reserves by value were audited by an independent reserve engineering firm.

The table below provides detail of the Company's costs incurred in oil and gas producing activities for the year ended December 31, 2012:

Costs incurred in oil and gas producing activities:
(in thousands)
For the Year Ended December 31, 2012

Development costs (1)	$1,346,216
Exploration costs	220,921
Acquisitions:
Proved properties	5,773
Unproved properties	114,971
Total, including asset retirement obligation (2)(3)	$1,687,881

(1) Includes facility costs of $62.2 million.
(2) Includes capitalized interest of $12.1 million.
(3) Includes amounts relating to estimated asset retirement obligations of $30.6 million.

Costs incurred in oil and gas producing activities ("Costs incurred") were higher than previously anticipated as a result of increased capital investments in the Company's non-operated Eagle Ford shale program, some of which will be recovered pursuant to the Company's Acquisition and Development Agreement with Mitsui E&P Texas LP. The Company also had a more active leasing effort in 2012 than had been planned. Cash capital expenditures for the year were $1.5 billion. Additionally, net cash proceeds from the sale of oil and gas properties were $55.4 million, which are not netted against costs incurred for accounting purposes.

The table below provides finding and development costs and reserve replacement ratios for the year ended December 31, 2012; please refer to the respective definitions in the accompanying Financial Highlights section below.

2012 Reserve Replacement and Finding and Development Costs
	Reserve Replacement Percentage	Finding and Development Cost
		MCFE	BOE
Drilling, excluding revisions	411%	$1.74	$10.44
All-in	337%	$2.29	$13.74

Drilling finding and development costs excluding revisions decreased in 2012 by approximately 39% to $1.74 from $2.85 in 2011. In 2012, drilling reserve replacement excluding revisions increased to 411% from 310% in 2011. Over the last five years, the Company has made significant improvements to these reserve metrics as it has transitioned to a leading resource play company.

FINANCIAL POSITION AND LIQUIDITY

As of December 31, 2012, SM Energy had total long-term debt of $1.4 billion. A summary of the Company's long-term debt is shown in the table below:

Schedule of long-term debt
(in millions)

Debt issue	Amount Outstanding at December 31, 2012
Long-term credit facility	$340
Senior Notes due 2019	350
Senior Notes due 2021	350
Senior Notes due 2023	400
Total	$1,440

As of December 31, 2012, SM Energy's debt-to-book capitalization ratio was 50% and the ratio of its debt to trailing twelve month EBITDAX was 1.4 times. As of the end of the fourth quarter, SM Energy was in compliance with all of the covenants associated with its long-term debt.

OPERATIONAL UPDATE

Eagle Ford Shale
The Company made 77 flowing completions in its operated Eagle Ford shale program in 2012, 23 of which were in the fourth quarter. At year-end 2012, SM Energy had 154 wells producing, with 29 wells waiting on completion or connection to a sales line.

SM Energy's operated acreage position in the Eagle Ford currently stands at approximately 145,000 net acres. Approximately 4,000 net acres in the dry gas window at the southern end of the Company's operated position were released due to unfavorable economics.

The Company now expects that it will be able to down-space portions of its operated acreage position at tighter spacing than previously assumed. Based on these spacing changes and slight upward EUR revisions on the Company's type curve assumptions, SM Energy is increasing its projected net resource attributable to undrilled locations by approximately 500 BCFE to 5.8 TCFE.

SM Energy is currently operating five drilling rigs in this program with two dedicated frac spreads providing completion services.

In the non-operated Eagle Ford program, SM Energy expects that the operator will decrease its 2013 rig count by one rig to eight drilling rigs. The Company anticipates the operator's number of gross completions for the year to remain consistent with prior levels due to efficiency gains.

Bakken / Three Forks
SM Energy made 30 gross flowing completions in its operated Bakken/Three Forks program in 2012, eight of which were completed in the fourth quarter of 2012. The Company's drilling focus is in its Bear Den, Raven, and Gooseneck prospects in North Dakota. Substantially all of the Company's activity is now focused on infill development. SM Energy is currently operating four drilling rigs in North Dakota. Two traditional drilling rigs will be swapped for a more efficient walking rig later this year, at which time all of the rigs in this program will be focused on pad drilling.

Permian Basin Mississippian
The Company's current focus in the Permian Basin is on its horizontal Mississippian program. SM Energy has approximately 66,000 net acres in Lynn, Borden, and Garza Counties, Texas. The Company is currently operating two drilling rigs in the play with encouraging results. The average 30-day rate for the last five wells was approximately 475 BOE/d. This average 30-day rate excludes two recent wells that experienced mechanical or drilling complications.

Exploration Program
Through its New Ventures program, SM Energy continuously evaluates new play concepts to drive the Company's future growth. The Company is currently testing various shale targets in the Midland Basin, where it has approximately 120,000 net acres with shale potential. In East Texas, SM Energy has assembled approximately 95,000 net acres in areas north of Houston, Texas. The Company is currently testing various targets in this acreage and expects to have results based on these tests later in the year.

PRODUCTION AND PERFORMANCE GUIDANCE

SM Energy provides production and cost guidance for the first quarter and full year 2013 in the table below:

	1Q13	FY 2013
Production (BCFE)	59.5 - 62.5	255 - 267
Average daily production (MMCFE/d)	661 - 695	699 - 732

LOE ($/MCFE)	$0.78 - $0.82	$0.82 - $0.87
Transportation ($/MCFE)	$0.72 - $0.75	$0.80 - $0.85
Production Taxes (% of pre-derivative O&G revenue)	5.0% - 5.5%	5.0% - 5.5%

G&A - cash ($/MCFE)	$0.40 - $0.43	$0.41 - $0.45
G&A - cash NPP ($/MCFE)	$0.05 - $0.07	$0.05 - $0.07
G&A - non-cash ($/MCFE)	$0.10 - $0.12	$0.09 - $0.11
G&A Total ($/MCFE)	$0.55 - $0.62	$0.55 - $0.63

DD&A ($/MCFE)	$3.20 - $3.40	$3.20 - $3.40

Effective income tax rate range		36.9% - 37.4%
% of income tax that is current		<5%

The Company has recently elected to reject ethane during the processing of a significant portion of its operated Eagle Ford rich gas production, which will have a negative impact on reported production volumes. However, the Company is reiterating its previously announced 2013 production guidance of 255 to 267 BCFE.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters on February 21, 2013, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). The call participation number is 877-445-0811, and the conference ID number is 89664242. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 89664242. International participants can dial 617-401-8115 to take part in the conference call, using the conference ID number 89664242, and can access a replay of the call at 404-537-3406, using conference ID number 89664242. Replays can be accessed through March 7, 2013.

This call is being webcast live and can be accessed on SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through March 7, 2013.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities, the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, divestiture, farm down or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2012 Annual Report on Form 10-K which is expected to be filed with the Securities and Exchange Commission on or around February 21, 2013. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INFORMATION ABOUT PROVED RESERVES

This press release contains references to certain items pertaining to the process used to estimate the Company's proved reserves and their PV-10 value, which is equal to the standardized measure of discounted future net cash flows from proved reserves on the applicable date, before deducting future income taxes, discounted at 10 percent. SM Energy believes that the presentation of pre-tax PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company's proved reserves prior to taking into account future corporate income taxes and the Company's current tax structure. The Company further believes investors and creditors use pre-tax PV-10 value as a basis for comparison of the relative size and value of the Company's proved reserves to other peer companies. SM Energy's pre-tax PV-10 value for estimated proved reserves as of December 31, 2012, may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2012, by reducing the Company's pre-tax PV-10 value by the discounted future income taxes associated with such reserves. A reconciliation of these adjustments is provided below.

Reconciliation of standardized measure (GAAP) to PV-10 value (Non-GAAP):

As of December 31,
2012
(in millions)
Standardized measure of discounted future net cash flows (GAAP)	$3,021.0
Add: 10 percent annual discount, net of income taxes	1,742.1
Add: future undiscounted income taxes	1,609.4
Undiscounted future net cash flows	$6,372.5
Less: 10 percent annual discount without tax effect	(2,523.4)
PV-10 value (Non-GAAP)	$3,849.1

Additionally, the Company believes its use of an independent reserve auditor is a matter of interest to current and potential shareholders, and to analysts who follow the Company. More information on these items are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which is to be filed with the Securities and Exchange Commission on or around February 21, 2013.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

Guidance Comparison	For the Three Months				For the Twelve Months
	Ended December 31, 2012				Ended December 31, 2012
	Actual	Guidance			Actual	Guidance

Average daily production (MMCFE per day)	660	625	-	658	598	589	-	597
Total production (BCFE)	60.7	57.5	-	60.5	218.9	215.5	-	218.5
Oil production (as % of total)					28%	28%
Natural gas production (as % of total)					55%	55%
NGL production (as % of total)					17%	17%

Lease operating expense ($/MCFE)	$0.79	$0.82	-	$0.87	$0.82	$0.81	-	$0.86
Transportation expense ($/MCFE)	$0.71	$0.69	-	$0.73	$0.63	$0.62	-	$0.65
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	4.8%	6.1%			4.9%	5.3%

General and administrative - cash ($/MCFE)	$0.32	$0.40	-	$0.44	$0.38	$0.41	-	$0.45
General and administrative - cash related to Net Profits Plan ($/MCFE)	$0.06	$0.07	-	$0.09	$0.07	$0.08	-	$0.10
General and administrative - non-cash ($/MCFE)	$0.09	$0.11	-	$0.13	$0.10	$0.10	-	$0.12
General and administrative - Total ($/MCFE)	$0.47	$0.58	-	$0.66	$0.55	$0.59	-	$0.67

Depreciation, depletion, and amortization ($/MCFE)	$3.37	$3.20	-	$3.40	$3.32	$3.20	-	$3.40

Non-cash interest expense ($MM)	$1.1	$1.1			$6.8	$6.8

Effective income tax rate					35.0%	37.3%	-	37.8%
% of income tax that is current					1.2%	<5%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
Production Data:	2012	2011	Percent Change	2012	2011	Percent Change

Average realized sales price, before the effects
of derivative cash settlements:
Oil (per Bbl)	$84.65	$87.52	(3)%	$85.45	$88.23	(3)%
Gas (per Mcf)	3.54	3.86	(8)%	2.98	4.32	(31)%
NGL (per Bbl)	35.60	54.36	(35)%	37.61	53.32	(29)%
Equivalent (MCFE)	$7.00	$7.73	(9)%	$6.73	$7.85	(14)%

Average realized sales price, including the
effects of derivative cash settlements:
Oil (per Bbl)	$84.76	$80.63	5%	$83.52	$78.89	6%
Gas (per Mcf)	3.83	4.36	(12)%	3.48	4.80	(28)%
NGL (per Bbl)	37.32	50.37	(26)%	38.90	47.90	(19)%
Equivalent (MCFE)	$7.21	$7.58	(5)%	$6.95	$7.58	(8)%

Production:
Oil (MMBbls)	2.9	2.5	17%	10.4	8.1	28%
Gas (Bcf)	31.9	28.8	11%	120.0	100.3	20%
NGL (MMBbls)	1.9	1.3	48%	6.1	3.5	75%
BCFE (6:1)	60.7	51.3	18%	218.9	169.7	29%

Average daily production:
Oil (MBbls per day)	31.3	26.7	17%	28.3	22.1	28%
Gas (MMcf per day)	347.1	313.0	11%	328.0	274.8	19%
NGL (MBbls per day)	20.8	14.1	48%	16.7	9.6	75%
MMCFE per day (6:1)	659.6	557.9	18%	598.2	465.0	29%

Per MCFE Data:
Realized price before the effects of derivative cash settlements	$7.00	$7.73	(9)%	$6.73	$7.85	(14)%
Lease operating expense	0.79	0.85	(7)%	0.82	0.88	(7)%
Transportation costs	0.71	0.60	18%	0.63	0.51	24%
Production taxes	0.33	0.37	(11)%	0.33	0.32	3%
General and administrative	0.47	0.69	(32)%	0.55	0.70	(21)%
Operating profit, before the effects of derivative cash settlements	$4.70	$5.22	(10)%	$4.40	$5.44	(19)%
Derivative cash settlement (gain) loss	(0.21)	0.15	(240)%	(0.22)	0.27	(181)%
Operating profit, including the effects of derivative cash settlements	$4.91	$5.07	(3)%	$4.62	$5.17	(11)%

Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$3.37	$3.26	3%	$3.32	$3.01	10%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Operating revenues and other income:
Oil, gas, and NGL production revenue	$424,737	$396,914	$1,473,868	$1,332,392
Realized hedge gain (loss)	1,528	(6,159)	3,866	(20,707)
Gain (loss) on divestiture activity	4,228	(24,986)	(27,018)	220,676
Marketed gas system revenue	10,417	13,630	52,808	69,898
Other operating revenue	3,398	143	1,578	1,059
Total operating revenues and other income	444,308	379,542	1,505,102	1,603,318

Operating expenses:
Oil, gas, and NGL production expense	111,159	93,204	391,872	290,111
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	204,267	167,298	727,877	511,103
Exploration	24,217	19,950	90,248	53,537
Impairment of proved properties	170,400	170,512	208,923	219,037
Abandonment and impairment of unproved properties	5,046	3,051	16,342	7,367
General and administrative	28,372	35,568	119,815	118,526
Change in Net Profits Plan liability	(11,562)	(758)	(28,904)	(25,477)
Unrealized and realized derivative (gain) loss	(15,590)	46,786	(55,630)	(37,086)
Marketed gas system expense	8,297	12,653	47,583	64,249
Other operating expense	5,499	11,417	6,993	17,567
Total operating expenses	530,105	559,681	1,525,119	1,218,934

Income (loss) from operations	(85,797)	(180,139)	(20,017)	384,384

Nonoperating income (expense):
Interest income	19	84	220	466
Interest expense	(18,368)	(12,213)	(63,720)	(45,849)

Income (loss) before income taxes	(104,146)	(192,268)	(83,517)	339,001
Income tax benefit (expense)	37,008	71,557	29,268	(123,585)

Net income (loss)	$(67,138)	$(120,711)	$(54,249)	$215,416

Basic weighted-average common shares outstanding	66,101	64,024	65,138	63,755

Diluted weighted-average common shares outstanding	66,101	64,024	65,138	67,564

Basic net income (loss) per common share	$(1.02)	$(1.89)	$(0.83)	$3.38

Diluted net income (loss) per common share	$(1.02)	$(1.89)	$(0.83)	$3.19

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012
Consolidated Balance Sheets
(in thousands, except per share amounts)	December 31,	December 31,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$5,926	$119,194
Accounts receivable	254,805	210,368
Refundable income taxes	3,364	5,581
Prepaid expenses and other	30,017	68,026
Derivative asset	37,873	55,813
Deferred income taxes	8,579	4,222
Total current assets	340,564	463,204

Property and equipment (successful efforts method), at cost:
Land	1,845	1,548
Proved oil and gas properties	5,401,684	4,378,987
Less - accumulated depletion, depreciation, and amortization	(2,376,170)	(1,766,445)
Unproved oil and gas properties	175,287	120,966
Wells in progress	273,928	273,428
Materials inventory, at lower of cost or market	13,444	16,537
Oil and gas properties held for sale net of accumulated depletion, depreciation and amortization of $20,676 in 2012 and $10,714 in 2011	33,620	246
Other property and equipment, net of accumulated depreciation of $22,442 in 2012 and $23,985 in 2011	153,559	71,369
Total property and equipment, net	3,677,197	3,096,636

Other noncurrent assets:
Derivative asset	16,466	31,062
Restricted cash	86,773	124,703
Other noncurrent assets:	78,529	83,375
Total other noncurrent assets	181,768	239,140

Total Assets	$4,199,529	$3,798,980

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$525,627	$456,999
Derivative liability	8,999	42,806
Other current liabilities	6,920	6,000
Total current liabilities	541,546	505,805

Noncurrent liabilities:
Long-term credit facility	340,000	—
3.50% Senior Convertible Notes, net of unamortized discount of $2,431 in 2011	—	285,069
6.625% Senior Notes due 2019	350,000	350,000
6.50% Senior Notes due 2021	350,000	350,000
6.50% Senior Notes due 2023	400,000	—
Asset retirement obligation	112,912	87,167
Asset retirement obligation associated with oil and gas properties held for sale	1,393	1,277
Net Profits Plan liability	78,827	107,731
Deferred income taxes	537,383	568,263
Derivative liability	6,645	12,875
Other noncurrent liabilities	66,357	67,853
Total noncurrent liabilities	2,243,517	1,830,235

Stockholders' equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 66,245,816 shares in 2012 and 64,145,482 shares in 2011; outstanding, net of treasury shares: 66,195,235 shares in 2012 and 64,064,415 shares in 2011	662	641
Additional paid-in capital	233,642	216,966
Treasury stock, at cost: 50,581 shares in 2012 and 81,067 shares in 2011	(1,221)	(1,544)
Retained earnings	1,190,397	1,251,157
Accumulated other comprehensive loss	(9,014)	(4,280)
Total stockholders' equity	1,414,466	1,462,940

Total Liabilities and Stockholders' Equity	$4,199,529	$3,798,980

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

Consolidated Statements of Cash Flows
(in thousands)	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$(67,138)	$(120,711)	$(54,249)	$215,416
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (gain) on divestiture activity	(4,228)	24,986	27,018	(220,676)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	204,267	167,298	727,877	511,103
Exploratory dry hole expense	2,310	228	20,861	277
Impairment of proved properties	170,400	170,512	208,923	219,037
Abandonment and impairment of unproved properties	5,046	3,051	16,342	7,367
Stock-based compensation expense	8,454	7,274	30,185	26,824
Change in Net Profits Plan liability	(11,562)	(758)	(28,904)	(25,477)
Unrealized derivative (gain) loss	(4,129)	45,263	(11,366)	(62,757)
Amortization of debt discount and deferred financing costs	1,077	3,601	6,769	18,299
Deferred income taxes	(36,943)	(40,462)	(29,638)	123,789
Plugging and abandonment	(1,052)	(2,914)	(2,856)	(5,849)
Other	(379)	(75)	527	(6,027)
Changes in current assets and liabilities:
Accounts receivable	(2,707)	(21,211)	(21,389)	(41,998)
Refundable income taxes	(122)	(5,581)	2,217	2,901
Prepaid expenses and other	4,719	1,644	(1,484)	16,376
Accounts payable and accrued expenses	370	23,485	31,136	(18,073)
Excess income tax benefit from the exercise of stock awards	—	15,155	—	—
Net cash provided by operating activities	268,383	270,785	921,969	760,532

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	6,712	39,469	55,375	364,522
Capital expenditures	(381,073)	(551,476)	(1,507,828)	(1,633,093)
Acquisition of oil and gas properties	(169)	—	(5,773)	—
Other	893	4,001	893	3,661
Net cash used in investing activities	(373,637)	(508,006)	(1,457,333)	(1,264,910)

Cash flows from financing activities:
Proceeds from credit facility	374,500	206,500	1,609,000	322,000
Repayment of credit facility	(262,500)	(206,500)	(1,269,000)	(370,000)
Debt issuance costs related to credit facility	—	—	—	(8,719)
Net proceeds from 6.625% Senior Notes due 2019	—	—	—	341,122
Net proceeds from 6.50% Senior Notes due 2021	—	343,120	—	343,120
Net proceeds from 6.50% Senior Notes due 2023	(85)	—	392,138	—
Repayment of 3.50% Senior Convertible Notes	—	—	(287,500)	—
Proceeds from sale of common stock	2,395	1,734	5,816	7,327
Dividends paid	(3,303)	(3,201)	(6,511)	(6,382)
Net share settlement from issuance of stock awards	(17)	(6)	(21,622)	(9,973)
Excess income tax benefit from the exercise of stock awards	—	(15,155)	—	—
Other	6	—	(225)	—
Net cash provided by financing activities	110,996	326,492	422,096	618,495

Net change in cash and cash equivalents	5,742	89,271	(113,268)	114,117
Cash and cash equivalents at beginning of period	184	29,923	119,194	5,077
Cash and cash equivalents at end of period	$5,926	$119,194	$5,926	$119,194

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (GAAP)	For the Three Months		For the Twelve Months
to Adjusted net income (Non-GAAP):	Ended December 31,		Ended December 31,
	2012	2011	2012	2011

Actual net income (loss) (GAAP)	$(67,138)	$(120,711)	$(54,249)	$215,416

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(7,249)	(475)	(18,123)	(15,974)
Unrealized derivative (gain) loss	(2,589)	28,380	(7,126)	(39,349)
(Gain) loss on divestiture activity	(2,651)	15,666	16,941	(138,364)
Impairment of proved properties	106,841	106,911	130,995	137,336
Abandonment and impairment of unproved properties	3,164	1,913	10,246	4,619
DD&A adjustment for Marcellus shale	—	9,245	—	9,245

Adjusted net income (Non-GAAP) (2)	$30,378	$40,929	$78,684	$172,929

Adjusted net income per diluted common share	$0.45	$0.60	$1.17	$2.56

Adjusted diluted weighted-average shares outstanding (3)	66,906	67,653	67,240	67,564

(1) For the three and twelve-month periods ended December 31, 2012, and December 31, 2011, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate adjusted for ordinary permanent differences.

(2) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, and (gain) loss on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

(3) Adjusted net income per adjusted diluted share is calculated by assuming the Company had net income in the period and therefore includes potentially dilutive securities related to unvested restricted stock units, in-the-money outstanding options to purchase the Company’s common stock, contingent Performance Share Units, contingent Performance Share Awards, and 3.50% Senior Convertible Notes. On a GAAP basis, these items are not treated as dilutive securities in periods where the Company reports a GAAP loss.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

EBITDAX (4)
(in thousands)

Reconciliation of net income (loss) (GAAP) to EBITDAX (non-GAAP) to net cash provided by operating activities (GAAP):	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Net income (loss) (GAAP)	$(67,138)	$(120,711)	$(54,249)	$215,416
Interest expense	18,368	12,213	63,720	45,849
Interest income	(19)	(84)	(220)	(466)
Income tax (benefit) expense	(37,008)	(71,557)	(29,268)	123,585
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	204,267	167,298	727,877	511,103
Exploration	15,778	13,189	81,809	46,776
Impairment of proved properties	170,400	170,512	208,923	219,037
Abandonment and impairment of unproved properties	5,046	3,051	16,342	7,367
Stock-based compensation expense	8,454	7,274	30,185	26,824
Unrealized derivative (gain) loss	(4,129)	45,263	(11,366)	(62,757)
Change in Net Profits Plan liability	(11,562)	(758)	(28,904)	(25,477)
(Gain) loss on divestiture activity	(4,228)	24,986	27,018	(220,676)
EBITDAX (Non-GAAP)	$298,229	$250,676	$1,031,867	$886,581
Interest expense	(18,368)	(12,213)	(63,720)	(45,849)
Interest income	19	84	220	466
Income tax (benefit) expense	37,008	71,557	29,268	(123,585)
Exploration	(15,778)	(13,189)	(81,809)	(46,776)
Exploratory dry hole expense	2,310	228	20,861	277
Amortization of debt discount and deferred financing costs	1,077	3,601	6,769	18,299
Deferred income taxes	(36,943)	(40,462)	(29,638)	123,789
Plugging and abandonment	(1,052)	(2,914)	(2,856)	(5,849)
Other	(379)	(75)	527	(6,027)
Changes in current assets and liabilities	2,260	13,492	10,480	(40,794)
Net cash provided by operating activities (GAAP)	$268,383	$270,785	$921,969	$760,532

Note: Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations for the component of stock-based compensation expense recorded to exploration.

(4) EBITDAX represents income (loss) before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non-cash stock compensation expense, unrealized derivative gains and losses, change in the Net Profit Plan liability, and gains and losses on divestitures. EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under its credit facility based on its debt to EBITDAX ratio. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income (loss), income (loss) from operations, net cash provided by (used in) operating activities, profitability, or liquidity measures prepared under GAAP. Because EBITDAX excludes some, but not all items that affect net income (loss) and may vary among companies, the EBITDAX amounts presented may not be comparable to similar metrics of other companies.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

Information on Proved Reserves and Costs Incurred

Costs incurred in oil and gas producing activities:
(in thousands)	For the Year Ended
December 31,
2012
Development costs (5)	$1,346,216
Exploration costs	220,921
Acquisitions:
Proved properties	5,773
Unproved properties	114,971
Total, including asset retirement obligation (6) (7)	$1,687,881

(5) Includes facility costs of $62.2 million.
(6) Includes capitalized interest of $12.1 million.
(7) Includes amounts relating to estimated asset retirement obligations of $30.6 million.

Proved oil and gas reserve quantities:
	For the Year Ended
	December 31, 2012
	Oil or Condensate	Gas	NGL	Equivalents	Proved Developed	Proved Undeveloped
	(MMBbl)	(Bcf)	(MMBbl)	(BCFE)	(BCFE)	(BCFE)
Total proved reserves
Beginning of year	71.7	664.0	27.5	1,259.2	844.0	415.2
Revisions of previous estimates	(4.5)	(123.3)	(2.4)	(164.6)	(53.6)	(111.0)
Discoveries and extensions	17.1	297.4	30.6	583.7	305.6	278.1
Infill reserves in an existing proved field	19.2	125.1	12.7	316.5	44.9	271.6
Purchases of minerals in place	0.1	1.2	—	1.6	1.6	—
Sales of reserves	(1.0)	(11.0)	—	(16.9)	(13.7)	(3.2)
Production	(10.4)	(120.0)	(6.1)	(218.9)	(218.9)	—
Conversions				—	89.2	(89.2)
End of year	92.2	833.4	62.3	1,760.6	999.1	761.5

PV-10 value (in millions)				$3,849.1	$2,982.6	$866.5

Proved developed reserves
Beginning of year	50.3	451.2	15.2	844.0
End of year	58.8	483.2	27.2	999.1

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

Regional proved oil and gas reserve quantities:

	South Texas & Gulf Coast	Rockies	Permian	Mid-Continent	Total
Year-end 2011 proved reserves
Oil (MMBbls)	14.6	43.7	12.4	1.0	71.7
Gas (Bcf)	243.0	41.5	31.7	347.9	664.0
NGL (MMBbls)	25.5	—	0.2	1.9	27.5
Total (BCFE)	483.6	303.4	107.0	365.2	1,259.2
% Proved developed	54%	71%	86%	75%	67%

Year-end 2012 proved reserves
Oil (MMBbls)	30.9	49.2	11.2	0.9	92.2
Gas (Bcf)	530.7	42.7	26.6	233.4	833.4
NGL (MMBbls)	60.5	—	0.2	1.6	62.3
Total (BCFE)	1,079.2	337.9	94.8	248.6	1,760.6
% Proved developed	43%	65%	93%	89%	57%

*Totals may not sum due to rounding.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
December 31, 2012

Finding and Development Costs and Reserve Replacement Ratios: (8)

Finding and Development Costs in $ per MCFE
Drilling, excluding revisions	$1.74
All-in	$2.29

Reserve Replacement Ratios
Drilling, excluding revisions	411%
All-in	337%

(8) Finding and development costs and reserve replacement ratios are common metrics used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. The metrics are easily calculated from information provided in the sections "Costs incurred in oil and gas producing activities" and "Proved oil and gas reserve quantities" above. Finding and development costs provide some information as to the cost of adding proved reserves from various activities. Reserve replacement provides information related to how successful a company is at growing its proved reserve base. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in "Costs incurred in oil and gas producing activities." The Company uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not embed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.

Finding and Development Costs Definitions:
> Drilling, excluding revisions - numerator defined as the sum of development costs and exploration costs and facility costs divided by a denominator defined as the sum of discoveries and extensions and infill reserves in an existing proved field. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> All-in - numerator defined as total costs incurred, including asset retirement obligation divided by a denominator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, purchases of minerals in place, and revisions. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

Reserve Replacement Ratio Definitions:
> Drilling, excluding revisions - numerator defined as the sum of discoveries and extensions and infill reserves in an existing proved field divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.

> All-in - numerator defined as the sum of discoveries and extensions, infill reserves in an existing proved field, purchases of minerals in place, and revisions divided by production. To consider the impact of divestitures on this metric, further include sales of reserves in denominator.